EXHIBIT 4.7
Restated Electronically for
SEC Filing Purposes
PACTIV CORPORATION
DEFERRED COMPENSATION PLAN
(Amended and Restated Electronically for SEC Filing Purposes
Effective September 5th, 2008)

TABLE OF CONTENTS

1.	ADOPTION, PURPOSE, AND INTERPRETATION	1

2.	DEFINITIONS	1

3.	ELIGIBILITY AND PARTICIPATION	3

4.	DEFERRED COMPENSATION ACCOUNT	4

5.	DEFERRED AMOUNTS	4

6.	ADJUSTMENTS TO DEFERRED AMOUNTS	5

7.	VESTING	7

8.	PAYMENT OF DEFERRED AMOUNTS	7

9.	PARTICIPANT REPORTS	8

10.	TRANSFERABILITY OF INTERESTS	9

11.	ADMINISTRATION	9

12.	AMENDMENT, SUSPENSION AND TERMINATION	9

13.	UNFUNDED OBLIGATION	9

14.	NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS	10

15.	DISPUTE RESOLUTION	10

PACTIV CORPORATION
DEFERRED COMPENSATION PLAN
(Amended and Restated Electronically for SEC Filing Purposes
Effective September 5th, 2008)
1.	ADOPTION, PURPOSE, AND INTERPRETATION
Effective November 1, 1999, Pactiv Corporation (the “Company”) adopted the Pactiv Corporation Deferred Compensation Plan (the “Plan”) to provide members of Pactiv Corporation’s Board of Directors and eligible members of a select group of management or highly compensated employees of the Company an opportunity to defer receipt of a portion of his or her compensation. Effective January 1, 2005, the Plan was amended and restated to incorporate certain provisions of the American Jobs Creation Act of 2004, and subsequent regulatory guidance. This document applies to amounts earned and vested on or after January 1, 2005. The document effective November 1, 1999, applies to amounts earned and vested before January 1, 2005. The Company intends the Plan to be a nonqualified deferred compensation plan under Code Section 409A. The Plan shall be administered and interpreted in accordance with Code Section 409A, the Treasury regulations issued thereunder, and any other applicable authority.
This document amends and restates the Plan to incorporate all amendments adopted since the January 1, 2005, restatement, solely in order to enable the Plan with all amendments to be filed electronically with the Securities and Exchange Commission.
2.	DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
(a)	“Beneficiary” means the individual or entity that an Eligible Person designates to receive Deferred Amounts in the event of the Eligible Person’s death. The Eligible Person shall designate the Beneficiary on a form approved by the Plan Administrator and the Eligible Person may change such designation at any time by completing and submitting a new form to the Plan Administrator. A designation is not effective until the Plan Administrator receives the form.

(b)	“Change in Control Event” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treas. Reg. § 1.409A-3(i)(5).

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company” means Pactiv Corporation and its subsidiaries and affiliates.

(e)	“Deferred Amount” means, prior to May 19, 2005, that portion of an Eligible Person’s EICP Bonus, Performance Shares, annual retainer fee, committee retainer fee, and/or annual meeting fee that an Eligible Person elects to defer under Section 5 or that is deemed deferred as provided under subsection 5(b). Effective on or after May 19, 2005, “Deferred Amount” means that portion of an Eligible Person’s EICP Bonus, Performance Shares, annual retainer fee, committee retainer fee, annual meeting fee, and/or stock equivalent units that an Eligible Person elects to defer under Section 5 or that is deemed deferred as provided under subsection 5(b).
(f)	“Deferred Compensation Account” means the memorandum account the Company establishes on its books to record Deferred Amounts and earnings, income, gains, premiums, losses and distributions with respect to such amounts.

(g)	“Deferral Election Form” means the document(s) or other means prescribed by the Plan Administrator pursuant to which an Eligible Person may elect to contribute Deferred Amounts to the Plan.

(h)	“Director” means a member of the Pactiv Corporation Board of Directors.

(i)	“Disability” means the Participant:
(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(2)	is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(3)	has been determined to be totally disabled by the Social Security Administration.
(j)	“Election Period I” means the continuous, 30-day period that ends no later than each June 30th during which time an Eligible Employee may elect to defer receipt of his or her EICP Bonus and Performance Shares.

(k)	“Election Period II” means the continuous, 30-day period that ends no later than each December 31st during which time a Director may elect to defer receipt of his or her annual retainer fee, committee retainer fee and annual meeting fee.

(l)	“Eligible Employee” means each U.S. paid employee of the Company who is eligible for the Company’s Executive Incentive Compensation Plan (Amended and Restated March 20, 2002), as amended and restated from time to time.

(m)	“Eligible Person” means an Eligible Employee or Director who is notified by the Plan Administrator that he or she is eligible to participate in the Plan.

(n)	“EICP Bonus” means the amount awarded to an Eligible Employee under the Company’s Executive Incentive Compensation Plan (Amended and Restated March 20, 2002), as amended and restated from time to time.

(o)	“Measurement Period” means each calendar year.

(p)	“Notice” means I.R.S. Notice 2005-1, 2005-2 I.R.B. 274 (1/10/2005).

(q)	“Participant” means an Eligible Employee or Director who has a Deferred Amount credited to his or her Deferred Compensation Account.

(r)	“Performance Shares” means the shares of Pactiv Corporation common stock awarded to an Eligible Employee under the Pactiv Corporation 2002 Incentive Compensation Plan (Effective May 17, 2002), as amended and restated from time to time.

(s)	“Plan Administrator” means the Compensation/Nominating/Governance Committee of the Pactiv Corporation Board of Directors, or its designee.

(t)	“Retirement” means a Participant’s separation from service on or after he or she reaches age 55 with at least ten (10) Years of Service.

(u)	“Service Year” means each 12-month period that begins May 1st and ends the immediately following April 30th.

(v)	“Unforeseeable Emergency” means a severe financial hardship to the Participant as defined in Treas. Reg. § 1.409A-3(i)(3).

(w)	“Year of Service” means
(1)	each consecutive twelve-month period commencing on an Eligible Employee’s first day of employment with the Company and ending on the date the Eligible Employee separates from service; and

(2)	each year of service credited to the Eligible Employee pursuant to a written agreement between Pactiv Corporation and the Eligible Employee for purposes of calculating service under the Pactiv Corporation Supplemental Executive Retirement Plan.
3.	ELIGIBILITY AND PARTICIPATION
Each Director and Eligible Employee shall become an Eligible Person upon receiving notice from the Plan Administrator that he or she is eligible to participate in the Plan. Each Eligible Person shall become a Participant on the date the Company first credits his or her Deferred Compensation Account with a Deferred Amount. A Participant shall remain a Participant until all Deferred Amounts have been paid from his or her Deferred Compensation Account.

4.	DEFERRED COMPENSATION ACCOUNT
The Plan Administrator shall establish a Deferred Compensation Account for each Participant. The Company shall credit each Deferred Amount and all earnings, income, gains, premiums, losses and distributions with respect to such amounts to the Deferred Compensation Account. The Company shall credit Deferred Amounts as of the day on which the Participant would have been entitled to receive the amount had he or she not elected to defer it. Any required withholding for taxes (e.g., Social Security taxes) on the Deferred Amount shall be made from other compensation the Company pays the Participant.
5.	DEFERRED AMOUNTS
(a)	In the case of the first year in which a Director or Eligible Employee becomes an Eligible Person, he or she may elect to defer receipt of his or her EICP Bonus, Performance Shares, annual retainer fee, committee retainer fee, and annual meeting fee during the 30-day period that follows his or her initial notification.

(b)	Prior to May 19, 2005, each Director who is an Eligible Person shall be deemed to have elected to defer sixty percent (60%) of each annual retainer fee. Effective May 19, 2005, each Director who is an Eligible Person shall be deemed to have elected to defer that portion, if any, of each annual grant of stock equivalent units necessary to meet his or her stock ownership requirement.

(c)	The Plan Administrator shall provide each Eligible Person with a Deferral Election Form during each Election Period I and each Election Period II, as applicable, pursuant to which the Eligible Person may elect to defer amounts pursuant to this subsection 5(c).
(1)	Each Eligible Person may elect during each Election Period I to defer receipt of all or a portion of the EICP Bonus and Performance Shares that he or she may earn during the Measurement Period that includes the Election Period I.

(2)	For Service Years beginning on or after May 1, 2005, each Director who is an Eligible Person may elect during each Election Period II to defer receipt of all or a portion of his or her
(i)	annual retainer which is not deemed deferred pursuant to subsection 5(b) which the Director earns for services performed during the Service Year which begins immediately after the Election Period II;

(ii)	annual committee retainer fee(s) the Director earns for services performed during the Service Year which begins immediately after the Election Period II;

(iii)	meeting fee(s) the Director earns for services performed during the Measurement Period which begins immediately after the Election Period II; and

(iv)	annual grant of stock equivalent units the Director earns for services performed during the [Measurement Period] which begins immediately after the Election Period II and which is not deemed deferred pursuant to subsection 5(b).
(d)	Notwithstanding any provision of this Plan to the contrary, any election by an Eligible Person who is subject to the reporting and short swing profits liability provisions of Section 16 of the Securities and Exchange Act of 1934, as amended, shall not be effective until such election and the transactions contemplated thereby shall have been specifically approved by the Plan Administrator to the extent such approval is required to avoid liability under Section 16 of the Securities and Exchange Act of 1934, and the regulations issued thereunder.
6.	ADJUSTMENTS TO DEFERRED AMOUNTS
(a)	The Plan Administrator shall credit each Participant’s Deferred Compensation Account with an earnings factor as determined under this Section 6. Except as otherwise provided in this Section 6, each Participant shall designate at least one (1) of the investment option(s) listed in subsection 6(c). The Participant may choose more than one (1) investment option in increments of at least one percent (1%).
(1)	Notwithstanding subsection (a) above, the deemed deferral of a Director’s annual retainer fee and deemed deferral of the Director’s grant of stock equivalent units as provided in subsection 5(b) shall be invested in the Pactiv Stock Index Fund.

(2)	Also notwithstanding subsection (a) above, any Performance Shares deferred under the Plan shall be invested in the Pactiv Stock Index Fund and, except as otherwise provided in subsection 6(b)(2) below, shall remain invested in the Pactiv Stock Index Fund until distributed. Performance Shares that remain invested in the Pactiv Stock Index Fund are referred to herein as ‘nontransferable Performance Shares.’
(b)	Except as provided in this subsection (b), a Participant may reallocate Deferred Amounts among the Plan’s investment options at any time in accordance with such procedures as the Plan Administrator may maintain from time to time.
(1)	Notwithstanding the preceding sentence, a Director may reallocate amounts invested in the Pactiv Stock Index Fund among the other investment options only to the extent such amounts are not required to be invested in the Pactiv Stock Index Fund to maintain the Director’s stock ownership requirement.

(2)	Also notwithstanding subsection (b) above, each ‘named executive officer’ as defined in 17 C.F.R. § 229.402(a)(3) may reallocate up to fifty percent (50%) of any Performance Shares he or she deferred into the Pactiv Stock Index Fund among the other investment options available under the Plan at any time. Performance Shares that may be reallocated pursuant to this subsection 6(b)(2) are referred to herein as ‘transferable Performance Shares.’
(c)	The following investment options are available under the Plan:
(1)	Chase Prime Rate Fund;

(2)	Pactiv Stock Index Fund;

(3)	Fidelity Growth Company Fund;

(4)	PIMCO Total Return Fund—Administrative Class; and

(5)	Spartan® U.S. Equity Index Fund.
The daily earnings factor for the Chase Prime Rate Fund equals the annual prime rate of interest as reported by Chase Manhattan Bank on the first day of each calendar month divided by 365. The earnings factor for the Pactiv Stock Index Fund equals the performance of Pactiv Corporation’s common stock (including dividends, if any, that shall be reinvested). The earnings factor for each other investment option equals the factor used to value that investment option in the Pactiv 401(k) Savings and Investment Plan (Restated Effective as of November 4, 1999), as amended and restated from time to time. The Company is under no obligation to actually acquire or provide any of the investments designated by a Participant, and any investments actually made by the Company will be made solely in its name and will remain its property. The Company reserves the right to change or amend any of the investment options at any time.

(d)	Except as provided in the following sentence, the Plan Administrator shall credit to a Participant’s Deferred Compensation Account an amount equal to $.20 for each $1.00 of the Participant’s EICP Bonus that he or she elects to defer and initially invest in the Pactiv Stock Index Fund and which is earned for services performed during the period that begins on the date the Participant initially commences participation in the Company’s Executive Incentive Compensation Plan (the “EICP”) and ends on the last day of the fourth calendar year that begins after the calendar year in which the Participant initially commences participation in the EICP. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may grant a Participant additional eligibility to receive the premium described in the previous sentence or extend the period to which the premium described in the previous sentence shall apply. The premium credited pursuant to this subsection 6(d) shall not apply to any amount of a Participant’s EICP Bonus that is initially invested in an investment option other than the Pactiv Stock Index Fund (even it the Participant elects to reallocate the Deferred Amounts from the other investment option(s) to the Pactiv Stock Index Fund), any amount of a Participant’s EICP Bonus that he or she earns for services performed after the period(s) described in this subsection 6(d), or any other Deferred Amount.
(e)	The crediting of an earnings factor shall occur so long as there is a balance in the Participant’s Deferred Compensation Account, notwithstanding whether the Participant has separated from service.
7.	VESTING
Except as otherwise provided in this Section 7, a Participant shall have a nonforfeitable right to all amounts credited to his or her Deferred Compensation Account. A Participant shall have a nonforfeitable right to the premium provided under subsection 6(c) and all earnings, income, gains, and losses with respect to such premiums upon the three (3) year anniversary of the date the corresponding EICP Bonus is credited to the Pactiv Stock Index Fund in the Participant’s Deferred Compensation Account, provided the Participant is employed by the Company on such date. Notwithstanding the preceding sentence, a Participant shall have a nonforfeitable right to the premium provided under subsection 6(c) and all earnings, income, gains, and losses with respect to such premiums upon the earlier of a Participant’s Retirement, Disability, or death. If a Participant reallocates that portion of his or her EICP Bonus pursuant to which the premium is attributable before such premium vests under this Section 7, then the Participant shall immediately forfeit such premium.
8.	PAYMENT OF DEFERRED AMOUNTS
(a)	Except as provided in subsections 8(d) and 8(e), each Participant shall elect on each Deferral Election Form a distributable event as set forth in subsection 8(b) and a form of distribution as set forth in subsection 8(c) pursuant to which the applicable Deferred Amount shall be paid. All amounts distributed under the Plan shall be paid in cash or in shares of Common Stock of the Company, as elected by a Participant, except that nontransferable Performance Shares shall be paid in kind (shares of Common Stock of the Company). Shares will be valued at the closing price of the Company’s Common Stock on the date of the distributable event, not the date on which such shares may actually be distributed.

(b)	A Participant shall elect to receive his or her Deferred Amount on:
(1)	a specific date in the future;

(2)	six (6) months and one (1) business day after the Eligible Employee separates from service or the Director is no longer a member of the Pactiv Corporation Board of Directors; or

(3)	his or her death.
(c)	Except if the Participant elects death as a distributable event, a Participant shall elect to receive his or her Deferred Amount in the form of a single lump sum or a specified number of annual installments not to exceed five (5).

(d)	If a Director does not make an election as required under subsection 8(a) with respect to the deemed deferral of his or her annual retainer fee as provided under subsection 5(b), such deemed deferral and all earnings, income, gains, premiums and losses attributable to such amounts shall be paid to the Director in a single lump sum as soon as administratively feasible after the Director is no longer a member of the Pactiv Corporation Board of Directors.

(e)	Notwithstanding a Participant’s election pursuant to subsection 8(a), a Participant’s entire Deferred Compensation Account shall be paid according to the following:
(1)	If a Participant suffers a Disability, then the Participant’s entire Deferred Compensation Account shall be paid to the Participant as soon as administratively feasible after the Disability and pursuant to the form(s) of distribution the Participant elected on his or her Deferral Election Form(s).

(2)	In the event of a Participant’s death, the Plan Administrator shall distribute the Participant’s entire Deferred Compensation Account to the Beneficiary in a single lump sum as soon as administratively feasible following the Participant’s death. If the Participant has not designated a Beneficiary as of the date the Participant died or if the Beneficiary has predeceased the Participant, then the Plan Administrator shall distribute the Participant’s entire Deferred Compensation Account to his or her estate.

(3)	If a Change in Control occurs, to the extent provided by the Secretary of Treasury, the Plan Administrator shall distribute a Participant’s Deferred Compensation Account to the Participant in a single lump sum as soon as administratively feasible following the Change in Control.
(f)	Notwithstanding anything contained in the Plan to the contrary, if a Participant experiences an Unforeseeable Emergency, the Plan Administrator, in its sole discretion and upon written application by such Participant, may direct immediate payment of all or a portion of the then current value of such Participant’s Deferred Compensation Account in a single lump sum. In no event shall a distribution on account of an Unforeseeable Emergency exceed the amounts necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
9.	PARTICIPANT REPORTS
The Plan Administrator shall provide each Participant a statement, at least quarterly, reflecting the Deferred Amounts and the earnings, income, gains, premiums, losses, and distributions with respect to such amounts.

10.	TRANSFERABILITY OF INTERESTS
During the period of deferral, all amounts credited to the Deferred Compensation Account are general assets of the Company for use as it deems necessary and shall be subject to the claims of its creditors. The rights and interests of a Participant during the period of deferral shall be those of a general, unsecured creditor, except that such Participant’s rights and interests may not be reached by the creditors of the Beneficiary, or anticipated, assigned, pledged, transferred or otherwise encumbered, except in the event of the death of the Participant, and then only according to the Participant’s Beneficiary designation, by will or the laws of descent and distribution.
11.	ADMINISTRATION
The Plan Administrator shall have complete authority over the administration and operation of the Plan. The Plan Administrator shall have the discretion to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that the Participant, Beneficiary, or other person or entity is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants, Beneficiaries and any other person. The Plan Administrator shall have the power and duty to adopt such rules, act in accordance with such procedures, appoint such officers or agents, delegate such powers and duties, and follow such claims and appeal procedures with respect to the Plan, as the Plan Administrator may determine or establish.
12.	AMENDMENT, SUSPENSION AND TERMINATION
The Company at any time may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in its best interests. No amendment, suspension or termination shall reduce the amount then credited to a Participant’s Deferred Compensation Account on the effective date of such amendment, suspension or termination. If the Company terminates the Plan, the Committee may, in its sole discretion, distribute a Participant’s Deferred Compensation Account either (i) in a lump sum as soon as administratively feasible following the effective date of such termination and notwithstanding any prior election by the Participant, or (ii) in accordance with a Participant’s Deferral Election Form in effect on the effective date of the termination.
13.	UNFUNDED OBLIGATION
The Plan shall not be funded; no trust, escrow or other provisions shall be established to secure payments due under the Plan; and the Plan shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. A Participant shall be a general, unsecured creditor at all times under the Plan, and shall have no rights to any specific assets of the Company. All amounts credited to the Deferred Compensation Accounts are general assets of the Company and payable solely from the general assets of the Company.

14.	NO RIGHT TO EMPLOYMENT OR OTHER BENEFITS
Nothing contained herein shall confer upon any Participant the right to continue in the employ of the Company or affect the right of the Company to discharge a Participant. Any compensation deferred and any payments made under this Plan shall not be included in creditable compensation in computing benefits under any employee benefit plan of the Company, except to the extent expressly provided therein.
15.	DISPUTE RESOLUTION
By participating in the Plan, each Participant agrees that any dispute arising under the Plan shall be resolved by binding arbitration in Lake Forest, Illinois under the rules of the American Arbitration Association and that there will be no remedy besides the Deferred Amount in issue.